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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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THE CATHOLIC FUNDS, INC.

(Name of Registrant as Specified in Its Charter)

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Ave Maria rising in assets and shareholders through merger with the Catholic Equity Fund
Ave Maria Mutual Funds welcomes Catholic Funds’ shareholders to the growing family

January 26, 2007 - Bloomfield Hills, Michigan.

Bloomfield Hills based Schwartz Investment Counsel, Inc., the investment adviser to the Ave Maria Mutual Funds and Catholic Financial Services Corporation, a subsidiary of Catholic Knights of Milwaukee, Wisconsin, today announced the proposed merger of The Catholic Equity Fund into the Ave Maria Rising Dividend Fund (Ticker: AVEDX).

The boards of both mutual fund groups have voted to approve the merger subject to Catholic Equity Fund shareholders’ approval and the necessary regulatory approvals. The merger is expected to close on or before March 31, 2007.

“We are thrilled and honored to have the shareholders of The Catholic Equity Fund join the family of Ave Maria Mutual Funds,” said George P. Schwartz, CFA, president and CEO of Schwartz Investment Counsel, Inc., the investment adviser to the Ave Maria Mutual Funds. “The Ave Maria Rising Dividend Fund will be a good home for the Catholic Equity Fund shareholders, and they will have access to our entire family of no-load Catholic mutual funds. All five Ave Maria Mutual Funds and the Ave Maria Money Market Account have different investment objectives, and therefore offer diversification opportunities to Catholic Equity Fund shareholders. Each follows the moral guidelines established by the Funds’ Catholic Advisory Board.”

“The Catholic Equity Fund is committed to investing in organizations that meet the moral guidelines that we support, and the Ave Maria Rising Dividend Fund shares that commitment,” said William O’Toole, president of Catholic Knights. “This merger will help ensure that our members continue to have the opportunity to invest in funds that have traditional Catholic values. As the largest shareholder in the Catholic Equity Fund, we think this is a positive development for all of our members.”

“We are pleased to be joining forces with the Ave Maria Mutual Funds and fully support this merger,” said Dan Steininger, president of The Catholic Equity Fund. “This merger will give our investors another very solid option to consider that is consistent with our Catholic values. It is a win-win situation for everyone.”

A special meeting of the shareholders of the Catholic Equity Fund will be called and held for the purpose of seeking shareholder approval of the proposed merger. Shareholders of the Catholic Equity Fund will soon receive a Proxy Statement/Prospectus that will describe and seek their approval of the above merger and explain the similarities and differences between the two Funds. The Shareholders of the Catholic Equity Fund are urged to read the Proxy Statement/Prospectus carefully when they receive it because it contains important information.

The Ave Maria Rising Dividend Fund and the Catholic Equity Fund will provide the Proxy Statement/Prospectus to shareholders of the Catholic Equity Fund free of charge. Shareholders may also obtain the Proxy Statement/Prospectus, and any other relevant documents, for free at the website of the Securities and Exchange Commission (www.sec.gov). Shareholders may also obtain the following documents of the Ave Maria Rising Dividend Fund free of charge by writing to Schwartz Investment Trust, 3707 West Maple Road, Suite 100, Bloomfield Hills, Michigan 48301, or by calling 1-866-AVE-MARIA: a Statement of Additional Information relating to the Proxy Statement/Prospectus, a Prospectus and a Statement of Additional Information each dated May 1, 2006, an Annual Report to Shareholders for the year ended December 31, 2005, and a Semi-Annual Report to Shareholders for the six-month period ended June 30, 2006. Shareholders may also obtain the following documents of the Catholic Equity Fund free of charge by writing to the Fund at 1100 West Wells Street, Milwaukee, Wisconsin 53233 or by calling 1-877-222-2402: a Prospectus and a Statement of Additional Information each dated February 1, 2006, and an Annual Report to Shareholders of the Fund for the year ended September 30, 2006.

The Schwartz Investment Trust and The Catholic Funds, Inc., and their respective trustees, directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Schwartz Investment Trust's trustees and executive officers is contained in the Ave Maria Rising Dividend Fund's Prospectus and Statement of Additional Information, each dated May 1, 2006, which are filed with the SEC. As of December 31, 2006, Schwartz Investment Trust's trustees and executive officers beneficially owned less than 1% of all outstanding shares of the Ave Maria Rising Dividend Fund. Information regarding The Catholic Funds, Inc.'s directors and executive officers is contained in the Catholic Equity Fund's Prospectus and Statement of Additional Information, each dated February 1, 2006, which are filed with the SEC. As of December 31, 2006, The Catholic Funds, Inc.'s directors and executive officers beneficially owned less than 1% of all outstanding shares of the Catholic Equity Fund. A more complete description will be available in the Proxy Statement/Prospectus.

About Ave Maria Mutual Funds:
Ave Maria Mutual Funds began operations with the inception of the Ave Maria Catholic Values Fund (Ticker: AVEMX) on May 1, 2001. Four additional mutual funds were added over the next five years. As of December 31, 2006, net assets within the Ave Maria Mutual Funds totaled over $435 million. Ave Maria Mutual Funds are designed specifically for morally responsible investors looking for financially sound investments in companies that do not violate core teachings of the Catholic Church. Morally responsible investors across America can use our five no-load mutual funds to build well-diversified investment portfolios. Ave Maria Mutual Funds place equal emphasis on investment performance and moral criteria in selecting securities.  That means shareholders don't have to sacrifice financial performance for their pro-life and pro-family beliefs.

About Schwartz Investment Counsel, Inc.:
Schwartz Investment Counsel, Inc. serves as Investment Adviser to the Ave Maria Mutual Funds. A Registered Investment Adviser established in 1980, Schwartz Investment Counsel, Inc. is committed to providing high quality investment counsel to families and fiduciaries that choose to take a disciplined approach to investing. Through rapidly changing economic and market conditions, Schwartz Investment Counsel, Inc. provides continuity and stability to investment portfolios through fundamental security analysis and our basic value orientation.

About Catholic Knights:
Catholic Knights is a not-for-profit membership organization focused on putting Catholic values into action. For more than 120 years, Catholic Knights has put Catholic values into action through its charitable outreach, scholarship programs, trusted financial products, and support for parishes and parish schools, as well as opportunities for members to participate in making a difference in their parishes and communities. Each year, Catholic Knights members support activities that raise more than $1.2 million to benefit parishes, schools and communities.

For additional information regarding the Ave Maria Rising Dividend Fund, this merger, Schwartz Investment Counsel, Inc. or the Ave Maria Mutual Funds in general, please contact:

Robert C. Schwartz, Director of Marketing
Ave Maria Mutual Funds &
Schwartz Investment Counsel, Inc.
3707 West Maple Road, Suite 100
Bloomfield Hills, Michigan 48301
248-644-7446 phone
rcs@SchwartzInvest.com

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES FOR SALE.

Prospective investors should read the prospectus carefully and consider the Fund’s investment objectives, risks, charges and expenses carefully before investing.  The prospectus, which can be obtained by calling 1-866-AVE-MARIA or online at www.avemariafunds.com, contains this and other important information.  Distributed by Ultimus Fund Distributors, LLC.